Exhibit 99.1

FOR IMMEDIATE RELEASE

Bowman Appoints Virginia L. Grebbien to Board of Directors

April 7, 2025, Reston, VA - Bowman Consulting Group Ltd. (NASDAQ: BWMN), a national engineering services firm, today announced the election of Virginia L. Grebbien to the Board of Directors. Grebbien, a renowned C-level leader with expertise in both private and public sectors, will serve as an independent director, filling a board vacancy. She is also expected to serve on the compensation and the nominating and corporate governance committees starting May 23, 2025.

Grebbien has over 30 years of public and private water sector experience in North America and the Middle East. During her 13-year tenure at Parsons Corporation (NYSE: PSN), she held a succession of leadership roles including EVP of business development – global water, president of Parsons Water, president of Parsons Environment and Infrastructure, chief of staff to CEO, chief marketing officer and chief corporate affairs officer. She reported to former chairman and CEO, Charles L. Harrington and was instrumental in the company’s transformation and re-branding from a traditional engineering and infrastructure company into a global digital technology company and helped lead its 2019 initial public offering. She retired from Parsons in 2021.

“Virginia is a proven leader and expert in technology, natural resources and public policy,” said Gary Bowman, chairman and CEO of Bowman. “Her role in authoring critical natural resources legislation and her leadership in Parsons’ global growth and transformation showcases Virginia’s ability to anticipate industry shifts and drive meaningful change. Her strategic insights and governance expertise will be a strong complement to our board. We welcome Virginia as our newest director and look forward to her contributions as we continue to drive innovation and growth at Bowman.”

“I’m honored to join the board at such an exciting time at Bowman,” said Grebbien. “As the company continues to drive innovation and grow, I look forward to collaborating with my fellow directors to help shape the company’s future and create long-term value for shareholders.”

Prior to joining Parsons in 2008, Grebbien held leadership positions at major water management agencies in Southern California including the Orange County Water District, West Basin and Central Basin Municipal Water District and the Metropolitan Water District of Southern California. Earlier, Grebbien spent three years at Warburg Pincus, a private equity firm, working on water and energy projects.

Throughout her career, she has played a pivotal role in advancing large-scale infrastructure projects, shaping public policy and fostering sustainable water solutions. Grebbien has served on the boards of numerous public and private companies, including independent director of Liberty Utilities West Regional Board, president of the WaterReuse Association Board of Directors and founding president of the WaterReuse Research Foundation, Santa Ana Watershed Project Authority, California Urban Water Agencies, Association of California Water Agencies Groundwater, Southern California Water Committee and Delta Task Force. She was also appointed Santa Ana River Watermaster by the Orange County California Superior Court.

Grebbien is a registered professional engineer in the state of California and holds a bachelor’s degree in civil engineering from California State Polytechnic University, Pomona.

About Bowman Consulting Group Ltd.

Headquartered in Reston, Virginia, Bowman is a national engineering services firm delivering infrastructure, technology and project management solutions to customers who own, develop and maintain the built environment. With over 2,300 employees in more than 100 locations throughout the United States, Bowman provides a variety of planning, engineering, geospatial, construction management, commissioning, environmental consulting, land procurement and other technical services to customers operating in a diverse set of regulated end markets. Bowman trades on the Nasdaq under the symbol BWMN. For more information, visit bowman.com or investors.bowman.com.

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Betsy Patterson

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